EXHIBIT 99.1

Rick Abshire
                              (713) 881-3609
FOR IMMEDIATE RELEASE

ADAMS RESOURCES ANNOUNCES FOURTH QUARTER 2014 RESULTS

Houston (March 12, 2015) -- Adams Resources & Energy, Inc., (NYSE MKT-AE), announced an unaudited fourth quarter 2014 net loss of $6,670,000 or $1.58 per common share on revenues of $849,736,000.  This compares to an unaudited net earnings of $109,000 or $.02 per share on revenues of $968,096,000 for the fourth quarter of 2013.  For the full year 2014, net earnings totaled $6,523,000 or $1.55 per share on revenues of $4,132,826,000.

A summary of operating results follows:

	Fourth Quarter
	2014	2013

Operating Earnings (Loss)
Marketing	$(1,333,000)	$4,862,000
Transportation	1,156,000	700,000
Oil and gas	(8,650,000)	(2,962,000)
Administrative expenses	(1,912,000)	(2,350,000)
	(10,739,000)	250,000
Interest income (expense), net	96,000	95,000
Income tax (expense) benefit	3,669,000	(56,000)
Discontinued operations, net of tax	304,000	(180,000)

Net earnings (loss)	$(6,670,000)	$109,000

President and Chief Executive Officer, Thomas S. Smith, commented that 2014 fourth quarter results included a $12.6 million pretax write-down in the carrying value of crude oil inventories and a $7.4 million pretax write-down in the carrying value of certain oil and gas properties.  Mr. Smith added that such valuation charges followed significant declines in the commodity price for both crude oil and natural gas and such charges were non-cash in nature.   The Company’s financial position remains sound and net cash provided by operating activities totaled $47,133,000 for the year 2014.  The Company continues to have no bank debt or other forms of debenture obligations and cash balances at December 31, 2014 totaled $80,184,000.

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Cautionary Statement Regarding Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. A number of factors could cause actual results or events to differ materially from those anticipated.  Such factors include, among others, (a) general economic conditions, (b) fluctuations in hydrocarbon prices and margins, (c) variations between commodity contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, (i) the availability of capital, (j) changes in regulations, (k) results of current items of litigation, (l) uninsured items of litigation or losses, (m) uncertainty in reserve estimates and cash flows, (n) ability to replace oil and gas reserves, (o) security issues related to drivers and terminal facilities, (p) commodity price volatility, (q) demand for chemical based trucking operations, (r) successful completion of drilling activity, (s) financial soundness of customers and suppliers and (t) adverse world economic conditions.  These and other risks are described in the Company’s reports that are on file with the Securities and Exchange Commission.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Revenues	$4,132,826	$3,945,969	$849,736	$968,096

Costs, expenses and other	(4,123,046)	(3,911,419)	(860,379)	(967,751)
Income tax (provision) benefit	(3,561)	(12,429)	3,669	(56)
Earnings (loss) from continuing operations	6,219	22,121	(6,974)	289
Earnings (loss) from discontinued
operations, net of tax	304	(511)	304	(180)

Net earnings (loss)	$6,523	$21,610	$(6,670)	$109

Earnings (loss) per common share:
From continuing operations	$1.48	$5.24	$(1.65)	$.06
From discontinued operations	.07	(.12)	.07	(.04)
Basic and diluted net earnings
per common share	$1.55	$5.12	$(1.58)	$.02

Dividends per common share	$.88	$.66	$.22	$.22

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
	December 31,	December 31,
	2014	2013

ASSETS
Cash	$80,184	$60,733
Other current assets	170,761	290,997
Total current assets	250,945	351,730

Net property & equipment	84,871	91,865
Deposits and other assets	4,998	4,487
	$340,814	$448,082

LIABILITIES AND EQUITY
Total current liabilities	$168,603	$272,169
Deferred taxes and other liabilities	14,714	21,228
Shareholders’ equity	157,497	154,685
	$340,814	$448,082